Exhibit 4.3

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

Date of Issuance	Void after
July 1, 2011	June 30, 2020

HORTONWORKS, INC.

WARRANT TO PURCHASE SHARES OF SERIES A PREFERRED STOCK

For valid consideration, the receipt and sufficiency of which is hereby acknowledged, this Warrant is issued to Yahoo! Inc., a Delaware corporation (the “Holder”), by HortonWorks, Inc., a Delaware corporation (f/k/a H2 Source, Inc.) (the “Company”).

1. Purchase of Shares.

(a) Number of Shares. Subject to the terms and conditions set forth herein, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company up to 3,250,000 fully paid and nonassessable shares of the Company’s Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”).

(b) Exercise Price. The exercise price for the shares of Series A Preferred Stock issuable upon exercise of this Warrant (the “Shares”) shall be $0.01 per share (the “Exercise Price”). The Shares and the Exercise Price shall be subject to adjustment pursuant to Section 8 hereof.

2. Exercise Period.

(a) Vesting and Exercise Period. Upon the occurrence of a Corporate Transaction (as defined below) (the “Vesting Date”), the Warrant shall vest with respect to: (x) 2,500,000 Shares issuable upon exercise of this Warrant, provided that as of and prior to the first anniversary of the date hereof (i) the Holder has not terminated that certain Commercial Agreement, dated June 21, 2011, by and between Holder and the Company, in the form attached hereto as Exhibit A and as the same may be amended from time to time in accordance therewith (as so amended, the “Commercial Agreement”), and (ii) Holder has then made or caused to be made all payments then due to the Company for services rendered in the first year of the Commercial Agreement pursuant to the Commercial Agreement (in an amount not less than $1,000,000 for Support Services and Horton Base Code Services Fees as set forth in the Commercial Agreement for the first year) and (y) 750,000 Shares issuable upon exercise of this

Warrant, provided that as of and prior to the second anniversary of the date hereof (i) the Holder has not terminated the Commercial Agreement (other than pursuant to and in accordance with Section 16.2(a) of the Commercial Agreement) and the Company has not terminated the Commercial Agreement pursuant to and in accordance with Section 16.2(a) of the Commercial Agreement, and (ii) unless Holder has previously terminated the Commercial Agreement pursuant to and in accordance with Section 16.2(a) of the Commercial Agreement or the Company has previously terminated the Commercial Agreement (other than pursuant to and in accordance with Section 16.2(a) of the Commercial Agreement), Holder has then made or caused to be made all payments then due to the Company for services rendered in the second year of the Commercial Agreement pursuant the Commercial Agreement (in an amount not less than $1,000,000 for Support Services and Horton Base Code Services Fees as set forth in the Commercial Agreement for the second year); provided that if the Company terminates the Commercial Agreement pursuant to and in accordance with Section 16.2(a) of the Commercial Agreement during the second year of the Commercial Agreement, and accordingly, the Warrant terminates with respect to 750,000 Shares, the Company shall have reimbursed the Holder within 10 days following the effective date of the termination for all fees paid by the Holder for Support Services and Horton Base Code Services Fees in the second year prior to such termination. To the extent each of the conditions specified in clauses (x)(i) and (x)(ii), or (y)(i) and (y)(ii), respectively, are not satisfied on or prior to the Vesting Date, this Warrant shall terminate and become null and void with respect to the applicable Shares subject to such conditions, and this Warrant shall no longer be exercisable by the Holder in respect of such Shares. Subject to Section 2(b), to the extent each of the conditions specified in clauses (x)(i) and (x)(ii) are not satisfied prior to and as of the first anniversary of the date hereof, this Warrant shall terminate and become null and void with respect to 2,500,000 Shares, and this Warrant shall no longer be exercisable by the Holder in respect of such Shares. Subject to Section 2(b), to the extent each of the conditions specified in clauses (y)(i) and (y)(ii) are not satisfied prior to and as of the second anniversary of the date hereof, this Warrant shall terminate and become null and void with respect to 750,000 Shares, and this Warrant shall no longer be exercisable by the Holder in respect of such Shares. This Warrant shall become exercisable, in whole or in part, upon the occurrence of a Corporate Transaction with respect to all Shares that have then vested hereunder and, if the Warrant becomes exercisable, it shall remain exercisable until June 30, 2020 (the “Expiration Date”). Notwithstanding the foregoing, in the event of a Corporate Transaction that is a Liquidation Event (other than a Liquidation Event where the consideration is stock that is not tradable on a national securities exchange), this Warrant shall automatically be deemed to be exercised for all shares that have vested and are exercisable in the manner set forth in Section 3, without any further action on behalf of the Holder immediately prior to the closing of such Liquidation Event. A “Corporate Transaction” means the earlier of (i) the consummation of the Company’s first sale of its Common Stock or other securities pursuant to a registration statement under the Securities Act of 1933, as amended (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction) (the “Initial Public Offering”) and (ii) the consummation of a Liquidation Event, as such term is defined in the Company’s then current Amended and Restated Certificate of Incorporation on file with the Secretary of State of the State of Delaware (a “Liquidation Event”).

(b) Acceleration. If a Corporate Transaction occurs prior to or on the first anniversary following the date hereof, so long as the Holder has not terminated the Commercial

Agreement, this Warrant shall vest and be exercisable with respect to 3,250,000 Shares effective as of the occurrence of the Corporate Transaction. If a Corporate Transaction occurs following the first anniversary and prior to or on the second anniversary following the date hereof, (i) so long as the conditions set forth in clauses A(x)(i) and A(x)(ii) were met and the Holder has not terminated the Commercial Agreement (other than pursuant to and in accordance with Section 16.2(a) of the Commercial Agreement) and the Company has not terminated the Commercial Agreement pursuant to and in accordance with Section 16.2(a) of the Commercial Agreement, this Warrant shall vest and be exercisable with respect to 3,250,000 Shares effective as of the occurrence of the Corporate Transaction or (ii) if the conditions set forth in clauses A(x)(i) and A(x)(ii) were not met but the Holder has not terminated the Commercial Agreement (other than, after the first anniversary of the Commercial Agreement, pursuant to and in accordance with Section 16.2(a) of the Commercial Agreement) and the Company has not, after the first anniversary of the Commercial Agreement, terminated the Commercial Agreement pursuant to and in accordance with Section 16.2(a) of the Commercial Agreement, this Warrant shall vest and be exercisable with respect to 750,000 Shares effective as of the occurrence of the Corporate Transaction.

3. Method of Exercise.

(a) If the Warrant vests and becomes exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby at any time prior to the Expiration Date. Such exercise shall be effected by:

(i) the surrender of the Warrant, together with a duly executed copy of the Notice of Exercise attached hereto, to the Secretary of the Company at its principal office (or at such other place as the Company shall notify the Holder in writing); and

(ii) the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased (unless the exercise is in accordance with Section 4 below).

(b) The exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company as provided in Section 3(a) above. At such time, the person or persons in whose name or names any certificate for the Shares shall be issuable upon such exercise as provided in Section 3(c) below shall be deemed to have become the holder or holders of record of the Shares represented by such certificate.

(c) As soon as practicable after the exercise of this Warrant in whole or in part, the Company at its expense will cause to be issued in the name of, and delivered to, the Holder:

(i) a certificate or certificates for the number of Shares to which such Holder shall be entitled, and

(ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Shares equal to the number of such Shares described in this Warrant which have vested and are then exercisable minus the number of such Shares purchased by the Holder upon all exercises made in accordance with Section 3(a) above or Section 4 below.

4. Net Exercise. In lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with notice of such election (a “Net Exercise”). A Holder who Net Exercises shall have the rights described in Sections 3(b) and 3(c) hereof, and the Company shall issue to such Holder a number of Shares computed using the following formula:

X	=	Y (A - B)
A

Where

X =	The number of Shares to be issued to the Holder.

Y =	The number of Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation).

A =	The fair market value of one (1) Share (at the date of such calculation).

B =	The Exercise Price (as adjusted to the date of such calculation).

For purposes of this Section 4, the fair market value of a Share shall mean the average of the closing bid and asked prices of the Shares (or equivalent shares of Common Stock underlying this Warrant) quoted in the over-the-counter market in which the Shares (or equivalent shares of Common Stock underlying the Warrant) are traded or the closing price quoted on any exchange or electronic securities market on which the Shares (or equivalent shares of Common Stock underlying the Warrant) are listed, whichever is applicable, as published in The Wall Street Journal for the ten (10) trading days prior to the date of determination of fair market value (or such shorter period of time during which such Shares were traded over-the-counter or on such exchange). In the event that this Warrant is exercised pursuant to this Section 4 in connection with the Initial Public Offering, the fair market value per Share shall be the product of (a) the per share offering price to the public of the Initial Public Offering, and (b) the number of shares of Common Stock into which each Share is convertible at the time of such exercise. If the Shares are not traded on the over-the-counter market, an exchange or an electronic securities market, the fair market value shall be the price per Share that the Company could obtain from a willing buyer for Shares sold by the Company from authorized but unissued Shares, as such prices shall be determined in good faith by the Company’s Board of Directors.

5. Further Limitations on Disposition; Legends.

(a) Holder agrees not to make any disposition of all or any portion of the Shares unless and until the transferee has agreed in writing for the benefit of the Company to be bound by the terms of this Warrant, including, without limitation, this Section 5 and that certain Series A Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith between the Company and certain Investors (as defined therein), and:

(i) there is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) the Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, the Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in extraordinary circumstances.

(b) Legends. It is understood that the Securities may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”

6. State Commissioners of Corporations. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS WARRANT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS WARRANT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

7. Covenants as to Exercise Shares. The Company covenants and agrees that all Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance in accordance with the terms hereof, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times while this Warrant is exercisable pursuant to Section 2 above, have authorized and reserved, free from preemptive rights, a sufficient number of shares of Series A Preferred Stock to provide for the exercise of the rights represented by this Warrant and a number of shares of Common Stock to provide for the conversion of such shares of Series A Preferred Stock. If at any time while this Warrant is exercisable pursuant to Section 2 above the number of authorized but unissued shares of Series A Preferred Stock shall not be sufficient to permit exercise of this Warrant (or the number of authorized buy unissued shares of Common Stock shall not be sufficient to permit conversion of such shares of Series A Preferred Stock), the Company will take all such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Series A Preferred Stock or Common Stock, as applicable, to such number of shares as shall be sufficient for such purposes.

8. Adjustment of Exercise Price and Number of Shares. The number and kind of Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the issuance but prior to the expiration of this Warrant subdivide its Series A Preferred Stock, by split-up or otherwise, or combine its Series A Preferred Stock, or issue additional shares of its Series A Preferred Stock or Common Stock as a dividend with respect to any shares of its Series A Preferred Stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 8(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b) Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 8(a) above), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities or property receivable in connection with such reclassification, reorganization or change by a holder of the same number and type of securities as were purchasable as Shares by the Holder immediately prior to such reclassification, reorganization or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per Share payable hereunder, provided the aggregate Exercise Price shall remain the same.

(c) Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

(d) Conversion of Series A Preferred Stock. In the event that all outstanding shares of Series A Preferred Stock are converted to Common Stock, or any other security, in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation, this Warrant shall become exercisable for Common Stock or such other security.

9. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

10. No Stockholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and, except as otherwise provided in this Warrant, such Holder shall not be entitled to any stockholder notice or other communication concerning the business or affairs of the Company as a result of being the Holder of this Warrant.

11. Transfer of Warrant. This Warrant is not transferable by the Holder and any attempted transfer shall be void; provided however that Holder may transfer this Warrant to any of its direct or indirect wholly-owned subsidiaries.

12. Governing Law. This Warrant shall be governed by and construed under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California.

13. Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

14. Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

15. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail if also confirmed by facsimile sent during normal business hours of the recipient, effective as of the delivery of the facsimile; if not sent via facsimile during normal business hours, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 15):

If to the Company:

HORTONWORKS, INC.

455 West Maude Avenue, Suite 200

Sunnyvale, California 94085

Attention: President

If to Holder:

YAHOO! INC.

701 First Avenue

Sunnyvale, California 94089

Attention: Chief Financial Officer

16. Expenses. Subject to Section 6.15 of the Purchase Agreement, if any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

17. Entire Agreement; Amendments and Waivers. This Warrant and any other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Nonetheless, any term of this Warrant may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder.

18. Severability. If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first written above.

HORTONWORKS, INC.

By:	/s/ Rob Bearden

Name:	Rob Bearden

Title:	President

ACKNOWLEDGED AND AGREED:

YAHOO! INC.

By:	/s/ Timothy R. Morse
Timothy R. Morse
Chief Financial Officer

Exhibit A

Commercial Agreement

[See Exhibit 10.7 to the Registration Statement]

NOTICE OF EXERCISE

HORTONWORKS, INC.

Attention: Corporate Secretary

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, as follows:

☐	shares of Series A Preferred Stock pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Exercise Price of such Shares in full, together with all applicable transfer taxes, if any.

☐	Net Exercise the attached Warrant with respect to Shares.

The undersigned hereby represents and warrants that Representations and Warranties in Section 3 of that certain Series A Preferred Stock Purchase Agreement dated as of June 21, 2011 by and between the Company and the investors set forth therein are true and correct as of the date hereof.

HOLDER:

Date:		By:

Address:

Name in which shares should be registered: